Exhibit 16.1

September 16, 2026

United States Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	UTime Ltd
File No. 001-40306

Commissioners:

We have read the Form 6-K of UTime Ltd to be filed with the Securities and Exchange Commission on or about September 16, 2026. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

Very truly yours,

/s/ Assentsure PAC

Singapore